SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2005

TEDA TRAVEL INCORPORATED
(Exact name of registrant as specified in Charter)

Florida	000-29077	65-0963971
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

30 Burton Hills Boulevard, Suite 310
Nashville, TN 37215
(Address of Principal Executive Offices)

(615) 361-5551
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 12, 2005, Teda Travel Incorporated (the “Registrant”) entered into a letter of intent to acquire substantially all of the assets of Averitt Air, Inc., Averitt Aviation, Inc., Averitt Air Charter, Inc., and Averitt Aviation Group, Inc. (collectively, “Averitt”) for $17,750,000 in cash. The following is a summary of the material terms and should be read in conjunction with the letter of intent which is attached to this Form 8-K as an exhibit.

The acquisition will be subject to a definitive Asset Purchase Agreement between the parties which will include the following terms: (1) customary representations and warranties and indemnification obligations of Averitt and its major shareholders, (2) customary closing conditions including without limitation, the approval of each of the Board of Directors for Averitt and the Registrant and receipt all necessary governmental approvals and (3) customary covenants regarding the conduct of business prior to closing. Additional closing conditions may include the execution of an employment agreement with Mr. Steve Gregory. Averitt shareholders and Gary Sasser may be required to sign non-competition and non-solicitation agreements. The definitive agreement will require the Registrant to offer employment to all Averitt employees at closing.

In connection with the acquisition, the Registrant has paid Averitt a non-refundable deposit of $250,000 which is held in escrow. If the acquisition does not close by Friday, February 10, 2006, then the Registrant must pay an additional deposit of $100,000 or Averitt may terminate the transaction and retain the $250,000 deposit; provided, that, this right to terminate does not apply if the sole reason the acquisition has not closed is the failure to obtain approval of the transaction from the Federal Aviation Agency.

In consideration of the deposit, Averitt and its major shareholder agree not to solicit offers regarding a sale (asset or stock), merger or consolidation of Averitt with any third party for a period of 90 days or until the date that the Registrant notifies Averitt it is no longer pursuing the transaction.

Item 9.01    Financial Statement and Exhibits.

Exhibit Number	Description
99.1	Letter of Intent dated December 12, 2005 by and between Registrant and Averitt Aviation, Inc., Averitt Air, Inc., and Averitt Express

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

TEDA TRAVEL INCORPORATED

Date: December 23, 2005	By:	/s/ Michael Kane
Michael Kane
Chief Financial Officer